Exhibit 7.2

EXECUTION VERSION

MVA AGREEMENT AND FIRST AMENDMENT TO COINSURANCE AGREEMENT

THIS MVA AGREEMENT AND FIRST AMENDMENT TO COINSURANCE AGREEMENT (this “First Amendment”) is made and entered into as of March 30, 2005, by and between Kemper Investors Life Insurance Company (the “Company”) and Chase Insurance Life and Annuity Company, f/k/a Federal Kemper Life Assurance Company, (the “Reinsurer”).

WHEREAS, the Company and the Reinsurer entered into that certain Coinsurance Agreement, dated as of May 29, 2003 (the “Agreement”);

WHEREAS, the Company has elected to amend the MVA Policies (as defined herein) in accordance with the forms of endorsement attached as Exhibit A hereto (the “MVA Amendment”);

WHEREAS, the Reinsurer is willing to consent to the MVA Amendment in accordance with Section 5.9 of the Coinsurance Agreement; and

WHEREAS, the Company and the Reinsurer wish to make certain amendments to the Coinsurance Agreement in order to effect the transactions described in the foregoing recitals.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements of the parties set forth in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

Section 1. Definitions.

Each capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Agreement as amended hereby.

Section 2. Amendments. As of the First Amendment Effective Time, the Agreement shall be amended as follows:

(a)	Section 1.1 is hereby amended by adding the following definitions in alphabetical order:

(i)	“Additional Spread” means the amount by which the Guaranteed Interest Rate as of the applicable Monthly Accounting Closing Date, on deposits received under the MVA Option of the MVA Policies after the First Amendment Effective Date, exceeds the greater of 3% and the Statutory Valuation Rate, in either case divided by 12.

(ii)	“First Amendment Effective Time” shall mean 12:01 a.m. Central Time on March 24, 2005.

(iii)	“Guarantee Period” shall have the meaning given to such term in the most recent prospectus filed with the U.S. Securities and

Exchange Commission prior to the First Amendment Effective Time in connection with each of the MVA Policies.

(iv)	“Guarantee Period Values” shall mean as of any date the total sum of the Guarantee Period Value, as defined in the MVA Policies, for the MVA Options of all the MVA Policies.

(v)	“Guaranteed Interest Rate” shall mean, for any given MVA Option of an MVA Policy, the rate of interest credited to the Guarantee Period Value for such MVA Option of an MVA Policy.

(vi)	“Initial Spread” shall mean (w) for the Passport Policies, (I) 0.0165 plus the Spread Adjustment, divided by (II) twelve; (x) for the Preferred Policies, 0.0150 divided by twelve; (y) for the Preferred Plus Policies, (I) 0.0190 plus the Spread Adjustment, divided by (II) twelve; and (z) for the ZS4/Archway Policies, 0.0195 divided by twelve.

(vii)	“Market Value of Liabilities and Spread” shall be the amount equal to the following: the Guarantee Period Values on March 23, 2005 accumulated at the Guaranteed Interest Rates in effect on March 23, 2005 plus the Initial Spread to the end of such Guarantee Periods as are in effect on March 23, 2005, the result of the foregoing shall be discounted back to March 23, 2005 at the applicable Spot Rate for terms equal to the remainder of the Guarantee Periods in effect as of March 23, 2005.

(viii)	“Monthly Accounting Closing Date” means, as of any month, the last day of the monthly processing of the Reinsurer’s accounting system.

(ix)	“MVA Amendment” means the amendment to the MVA Policies in accordance with the forms of endorsement attached as Exhibit A hereto.

(x)	“MVA Asset Value” means the market value of the assets in the MVA Separate Accounts, as determined by the Valuation Methodology, for Policyholder obligations pursuant to the MVA Option of the MVA Policies.

(xi)	“MVA Option” shall have the meaning given to such term in the most recent prospectus filed with the U.S. Securities and Exchange Commission prior to the First Amendment Effective Time in connection with each of the MVA Policies.

(xii)	“MVA Policies” means the Passport Policies, the Preferred Policies, the Preferred Plus Policies and the ZS4/Archway

Policies, collectively, and as applicable, as amended by the MVA Amendment.

(xiii)	“MVA Separate Accounts” means the Company’s non-unitized Separate Accounts applicable to the MVA Option of the MVA Policies.

(xiv)	“Passport Policies” means those certain Policies or Post-Closing Policies known as the “Passport” policies and issued on the Company’s policy forms L-1600 and L-1650.

(xv)	“Preferred Policies” means those certain Policies or Post-Closing Policies known as “Zurich Preferred” policies and issued on the Company’s policy forms L-8589, L-8613 and L-8614.

(xvi)	“Preferred Plus Policies” means those certain Policies or Post-Closing Policies known as “Zurich Preferred Plus” policies and issued on the Company’s policy forms L-8698, L-8696 and L-8697.

(xvii)	“Pricing Spread” shall have the meaning set forth in Section 4.1(b) of this Agreement.

(xviii)	“Spread Adjustment” shall be the rate which, when included in the calculation of Market Value of Liabilities and Spread, equates the Market Value of Liabilities and Spread to the MVA Asset Value as of March 23, 2005.

(xix)	“Spot Rates” means the BBB industrial rates as of the end of the business day March 23, 2005 as found on Bloomberg’s corporate screen fair market curve historical (“FMCH”), converted to annual effective spot rates using the bootstrap formulas in Exhibit B less 20 basis points. Spot Rates will be linearly interpolated between tenors. For durations less than 0.25 years, the Spot Rate for 0.25 years will be used.

(xx)	“Statutory Valuation Rate” means the valuation rate for the year the applicable deposit under the MVA Option of the MVA Policies is received, for annuities with cash settlement options, on an issue year valuation basis, without interest guarantees on considerations received more than one year after issue, for a type B annuity as calculated in accordance with 215 ILL. COMP. STAT. § 5/223.

(xxi)	“Ultimate Spread” shall mean 0.0150 divided by twelve for the Passport Policies and 0.0175 divided by twelve for the Preferred Plus Policies through Calendar Year 2015, and, in the case of both the Passport Policies and the Preferred Plus Policies, 0.0150 divided by twelve thereafter.

(xxii)	“Valuation Methodology” shall mean the market value of the assets in the MVA Separate Accounts, as of the end of the business day on March 23, 2005, as determined in good faith by the Reinsurer; provided, however, if the Company disagrees with the Reinsurer’s determination of the market value of an asset contained in the MVA Separate Accounts, as of such date, the following procedure will be used to resolve the market value of such asset: (i) for all corporate bonds, (A) the average price quote obtained by five dealers selected in good faith by the Reinsurer, using the mid-point between the bid and the ask price (after eliminating the high and low dealer quotes) as of the end of the business day on March 23, 2005, (B) if less than five dealer quotes are available, the average price quote obtained by dealers selected in good faith by the Reinsurer, using the mid-point between the bid and the ask price as of the end of the business day on March 23, 2005 or (C) if no dealer quotes are available, the methodology described in clause (ii) below; or (ii) for all collateralized debt obligations, structured private placements, and corporate bonds for which no dealer quotes are available, the market value shall be determined by the good faith agreement of the Company and the Reinsurer; provided, however, that, in the event that the Company and the Reinsurer cannot in good faith agree as to the market value of such investment, the market value of the security shall be the average of the market values submitted in good faith by the Company and the Reinsurer.

(xxiii)	“ZS4/Archway Policies” means those certain Policies or Post-Closing Policies known as “L Share/Archway/ZS4” policies and issued on the Company’s policy forms L-8823, L-8824 and L-8825.

(b)	Section 1.1 is hereby further amended as follows:

(i)	The definition of “New Investment Option” is hereby amended and restated as follows: “New Investment Option’ shall have the meaning set forth in Section 2.3(a)(iii) of this Agreement.”

(ii)

The definition of “Separate Account Revenues” is hereby amended and restated as follows: “Separate Account Revenues’ means for all Policies and Post-Closing Policies issued in connection with the Separate Accounts, the net cash flows (including any change in the Separate Account Receivables) associated with the Separate Accounts, including, without limitation all (i) administrative expense and deposit charges deducted by the Company from the remittance of Premiums, asset charges collected, back-end loadings collected and any other fees, charges or expenses under the Policies and Post-Closing Policies, (ii) revenues and fees received by the Company from fund managers under all participation agreements, advisory agreements and similar agreements or arrangements relating to the Separate Accounts and (iii) any other economic benefits arising out of or relating to the Separate Accounts except for all gain or loss relating to the MVA Option under the MVA Policies as reflected on the Summary of Operations of the Company’s Annual Statement (or comparable successor NAIC annual statement blank), Line 8.3; provided, however that Separate Account Revenues shall not include Premiums and Policy Loan Receivables.”

(c)	Section 2.3 is hereby amended by adding a new subsection (c) at the end thereof as follows: “(c) Notwithstanding the foregoing, subsections (a) and (b) of this Section 2.3 shall not apply to MVA Options under the MVA Policies. The Company shall, in its sole discretion, establish all Non-Guaranteed Elements and reserving methodologies solely with respect to the MVA Separate Accounts and shall inform the Reinsurer of such Non-Guaranteed Elements changes no less than five (5) Business Days prior to the effective date thereof.”

(d)	Section 4.1 is hereby amended and restated as follows:

“Modified Coinsurance Adjustment on Separate Account Business.

(a) With respect to the Policies and Post-Closing Policies issued in connection with the Separate Accounts, if as of the month’s end reflected in a Monthly Accounting, the amount reflected on the Summary of Operations of the Company’s Annual Statement (or comparable successor NAIC annual statement blank), Line 26 (Net transfers to or (from) Separate Accounts) related to the Policies and the Post-Closing Policies (other than in respect of market value adjustments under the MVA Option of the MVA Policies) is greater than the amount reflected on Line 8.1 (Income from fees associated with investment management, administration and contract guarantees from Separate Accounts) related to the Policies and Post-Closing Policies (other than in respect of market value adjustments under the MVA Option of the MVA Policies), the excess shall be credited by Reinsurer to the Company on the Monthly Accounting. If the amount reflected on Line 8.1 related to the Policies and Post-Closing Policies (other than in respect of market value adjustments under the MVA Option of the MVA Policies) is greater than the amount reflected on Line 26 related to the Policies and Post-Closing Policies (other than in respect of market value adjustments under the MVA Option of the MVA Policies), the excess shall be credited by the Company to the Reinsurer on the Monthly Accounting.”

(b) On a monthly basis in accordance with the Monthly Accounting and subject to the payment provisions of this Article IV, the Reinsurer shall be credited with the Pricing Spread. For the purposes of this Section 4.1(b), the term “Pricing Spread” shall mean, as of a Monthly Accounting Closing Date, the sum of the following:

(i) (x) The average of the Guarantee Period Values reported on the current and prior Monthly Accounting Closing Date for the Passport Policies (up to $15 million in 2005, $12 million in 2006, $7 million in 2007, $5 million in 2008 and $0 thereafter), multiplied by the Initial Spread; plus (y) the Ultimate Spread, multiplied by the excess, if any, of (I) the average of the Guarantee Period Values reported on the current and prior Monthly Accounting Closing Date for the Passport Policies over (II) $15 million in 2005, $12 million in 2006, $7 million in 2007, $5 million in 2008, $0 thereafter.

(ii) The average of the Guarantee Period Values reported on the current and prior Monthly Accounting Closing Date for the Preferred Policies, multiplied by the Initial Spread.

(iii) (x) The average of the Guarantee Period Values reported on the current and prior Monthly Accounting Closing Date for the Preferred Plus Policies (up to $20 million for each of 2005, 2006 and 2007, $5 million in 2008, and $0 thereafter), multiplied by the Initial Spread; plus (y) the Ultimate Spread, multiplied by the excess, if any, of (I) the average of the Guarantee Period Values reported on the current and prior Monthly Accounting Closing Date for the Preferred Plus Policies over (II) $20 million for each of 2005, 2006 and 2007, $5 million in 2008, and $0 thereafter.

(iv) The average of the Guarantee Period Values reported on the current and prior Monthly Accounting Closing Date for the ZS4/Archway Policies, multiplied by the Initial Spread.

(v) The Additional Spread, if any multiplied by the average of the Guarantee Period Values relating to deposits received under the MVA Option of the MVA Policies after the First Amendment Effective Date as reported on the current and prior Monthly Accounting Closing Date for the MVA Policies.

(e)

Section 5.1 is hereby amended by adding at the end thereof: “The Company, in its sole discretion, shall manage all investments in the Company’s non-unitized separate accounts in accordance with investment guidelines which shall (i) represent prudent investment guidelines, within customary industry practice, for the nature of the risks being reinsured under the Agreement, (ii) establish targeted objectives with respect to duration of the relevant portfolio (consistent with the nature of the reinsured liabilities) and average credit quality, (iii) identify, generally, assets eligible for investment, which shall be dollar denominated, fixed income securities and collateral loan investments (notwithstanding this provision, as much as 10 percent of the investments in the Company’s non-unitized separate accounts may be foreign currency denominated, provided that the currency is swapped back into dollars), (iv) as respects fixed income securities, establish maximum limits with respect to concentration by issuer (including foreign issuers), credit quality (such limits to include not more than 40% of the fixed income securities portfolio in investments rated BBB+ or lower, provided further that not more than 10% of the fixed income securities portfolio will be in investments rated BB+ or lower and all below investment grade holdings will be rated no lower than BB- at time of purchase) and investment sector (such limits to include not more than 20% of the portfolio in CMBS/ABS securities of which no more than 5% of the portfolio may be rated lower than AA or be illiquid), (v) prohibit short selling and use of leverage, and (vi) as respects collateral loans, establish maximum limits with respect to total portfolio investments in this category (such limit to be not more than 15% of the portfolio), concentration by issuer, underwriting standards and loan to value. Further, such collateral loans may only be acquired at origination (i.e. no secondary transactions).”

(f)	Section 5.3(p) is hereby amended and restated as follows: “making recommendations to the Company with respect to (i) the Non-Guaranteed Elements of the Policies and Post-Closing Policies other than with respect to MVA Options under the MVA Policies; (ii) the reserving methodology related to the Policies and Post-Closing Policies (including changes required by Applicable Law, GAAP or Illinois SAP) other than with respect to the MVA Separate Accounts and (iii) a New Investment Option other than with respect to MVA Options under the MVA Policies;”

(g)	Section 5.3(t) is hereby amended and restated as follows: “consulting with the Company and providing all financial, accounting and other data reasonably requested by the Company (i) regarding cash flow testing for the Policies and Post-Closing Policies subject to the Coinsurance Agreement; and (ii) other than with respect to MVA Options under the MVA Policies, establishing the recommended Non-Guaranteed Elements;”

(h)	Section 5.3(w) is hereby amended and restated as follows: “Intentionally omitted.”

(i)	Schedule 1.1(F) is hereby amended as follows:

(i)	by inserting “KILICO MVA Separate Account (non-unitized) (authorized 1989)” immediately above “KILICO MVA Separate Account No. 1 (non-unitized);”

(ii)	by inserting “(authorized 1997)” immediately after “KILICO MVA Separate Account No. 1 (non-unitized);” and

(iii)	by inserting “(authorized 2001)” immediately after “KILICO MVA Separate Account No. 2 (non-unitized).”

(j)	Exhibit D of the Agreement is hereby amended and restated as set forth in Exhibit C hereto.

Section 3. Consent of the Reinsurer

(a) In accordance with Section 5.9 of the Coinsurance Agreement, the Reinsurer hereby consents to the Company amending the MVA Policies by adding the MVA Amendment.

(b) Notwithstanding anything in the Agreement or Purchase Agreement to the contrary, the Company shall pay all costs and expenses in connection with amending the MVA Policies to add the MVA Amendment and for calculating the MVA Asset Value and the monthly Pricing Spread, and the Company shall promptly reimburse the Reinsurer for all such costs and expenses incurred by the Reinsurer.

Section 4. Market Valuation Timing

No later than ten (10) days after the First Amendment Effective Time, the Reinsurer shall notify the Company of its calculation of the MVA Asset Value. No later than five (5) days following the Company’s receipt of the Reinsurer’s notification as to the MVA Asset Value in accordance with the preceding sentence, the Company shall inform the Reinsurer of the specific assets, if any, with respect to which the Company disagrees with the Reinsurer’s calculation of market value. For those specific assets, the parties shall resolve such objection in accordance with the Valuation Methodology.

Section 5. Representations and Warranties

(a) The Reinsurer hereby represents and warrants to the Company, as of the date hereof, that the Guarantee Period Values and each of the applicable guarantee period terms and guaranteed rates (as such terms are used in the Agreement), as communicated to the Company as of the First Amendment Effective Time, and all calculations in respect thereof were performed, determined, applied and reported in accordance with the standards in Section 5.12 of the Agreement.

(b) The Company hereby represents and warrants to the Reinsurer that the implementation of the MVA Amendment and the withdrawal of registration under the Securities Act of 1933 of the interests in the MVA Options have been conducted in compliance with all

Applicable Laws and all consents and approvals that are required have been obtained from (i) relevant Government Entities and (ii) Policyholders, with respect thereto.

(c) The representations and warranties in this First Amendment shall survive indefinitely after the execution of the First Amendment.

Section 6. Intent of the Parties

Except as expressly set forth herein, this Amendment will not affect the parties’ rights and obligations with respect to the MVA Policies, any other Policies or Post-Closing Policies reinsured under the Agreement or any other rights or obligations under the Agreement. The Company and the Reinsurer hereby agree to cooperate fully with one another in all reasonable aspects in order to accomplish the objectives of this First Amendment.

Section 7. Miscellaneous.

This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to conflict of laws rules in the State of Illinois. This First Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one legal instrument. It shall not be necessary in making proof of this First Amendment to produce or account for more than one such counterpart. This First Amendment and the exhibits hereto contain the entire agreement among the parties with respect to this First Amendment. For the avoidance of doubt, no amendments, changes or modifications to Section 13.3 of the Agreement are effected by this First Amendment, and the provisions of Section 13.3 of the Agreement shall remain in full force and effect with respect to the Agreement as amended hereby.

Section 8. Indemnification.

(a) The Company agrees to indemnify, defend and hold harmless the Reinsurer Indemnified Parties from and against all Losses asserted against, imposed upon or incurred by any Reinsurer Indemnified Party in connection with or arising from:

(i)	the MVA Options except to the extent any such Loss arises from or is based upon the act or failure to act of the Reinsurer other than (x) acts taken at the specific direction of the Company in accordance with the Agreement or (y) any other act of the Reinsurer in accordance with the Agreement; or

(ii)	any breach of any representation or warranty of the Company contained herein.

(b) The Company’s obligations to indemnify the Reinsurer Indemnified Parties shall survive the execution of this First Amendment indefinitely. In the event that a Reinsurer Indemnified Party has a claim for indemnification against the Company under the terms of this First Amendment, the parties shall follow the procedures set forth in Section 9.3, 9.4 and 9.5 of the Purchase Agreement. Notwithstanding anything in the Agreement or the Purchase Agreement to the contrary, the Company’s indemnification obligations under this First

Amendment shall not be subject to (i) the Deductible, or any other requirement that Losses (or types of Losses) exceed a certain dollar amount in order to be subject to such indemnification obligations, or (ii) the Cap, or any other dollar limit on such indemnification obligations.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed to this First Amendment to Coinsurance Agreement by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

KEMPER INVESTORS LIFE INSURANCE COMPANY

By:
Title:

CHASE INSURANCE LIFE AND ANNUITY COMPANY

By:
Title:

EXHIBIT A

TO FIRST AMENDMENT

[See attached.]

EXHIBIT B

TO FIRST AMENDMENT

	A	B	C	D	E	F
1	Maturity	Bloomberg BBB Industrial	Discount Factor	BBB Spot Rate	Adjustment	Spot Rate
2	0.25	25 Year Rate	=1/(1+B2/4)	=C2^(-1/A2)-1	-0.002	=D2+E2
3	0.5	5 Year Rate	=1/(1+B3/2)	=C3^(-1/A3)-1	=E2	=D3+E3
4	1	1 Year Rate	=(1-B4/2*SUM(C$3:C3))/(1 +B4/2)	=C4^(-1/A4)-1	=E3	=D4+E4
5	=AVERAGE(A4,A6)	=AVERAGE(B4,B6)	=(1-B5/2*SUM(C$3:C4))/(1 +B5/2)	=C5^(-1/A5)-1	=E4	=D5+E5
6	2	2 Year Rate	=(1-B6/2*SUM(C$3:C5))/(1 +B6/2)	=C6^(-1/A6)-1	=E5	=D6+E6
7	=AVERAGE(A6,A8)	=AVERAGE(B6,B8)	=(1-B7/2*SUM(C$3:C6))/(1 +B7/2)	=C7^(-1/A7)-1	=E6	=D7+E7
8	3	3 Year Rate	=(1-B8/2*SUM(C$3:C7))/(1 +B8/2)	=C8^(-1/A8)-1	=E7	=D8+E8
9	=AVERAGE(A8,A10)	=AVERAGE(B8,B10)	=(1-B9/2*SUM(C$3:C8))/(1 +B9/2)	=C9^(-1/A9)-1	=E8	=D9+E9
10	4	4 Year Rate	=(1-B10/2*SUM(C$3:C9))/(1 +B10/2)	=C10^(-1/A10)-1	=E9	=D10+E10
11	=AVERAGE(A10,A12)	=AVERAGE(B10,B12)	=(1-B11/2*SUM(C$3:C10))/(1 +B11/2)	=C11^(-1/A11)-1	=E10	=D11+E11
12	5	5 Year Rate	=(1-B12/2*SUM(C$3:C11))/(1 +B12/2)	=C12^(-1/A12)-1	=E11	=D12+E12
13	=AVERAGE(A12,A14)	=AVERAGE(B12,B14)	=(1-B13/2*SUM(C$3:C12))/(1 +B13/2)	=C13^(-1/A13)-1	=E12	=D13+E13
14	=AVERAGE(A12,A16)	=AVERAGE(B12,B16)	=(1-B14/2*SUM(C$3:C13))/(1 +B14/2)	=C14^(-1/A14)-1	=E13	=D14+E14
15	=AVERAGE(A14,A16)	=AVERAGE(B14,B16)	=(1-B15/2*SUM(C$3:C14))/(1 +B15/2)	=C15^(-1/A15)-1	=E14	=D15+E15
16	7	7 Year Rate	=(1-B16/2*SUM(C$3:C15))/(1 +B16/2)	=C16^(-1/A16)-1	=E15	=D16+E16
17	=AVERAGE(A16,A18)	=AVERAGE(B16,B18)	=(1-B17/2*SUM(C$3:C16))/(1 +B17/2)	=C17^(-1/A17)-1	=E16	=D17+E17
18	8	8 Year Rate	=(1-B18/2*SUM(C$3:C17))/(1 +B18/2)	=C18^(-1/A18)-1	=E17	=D18+E18
19	=AVERAGE(A18,A20)	=AVERAGE(B18,B20)	=(1-B19/2*SUM(C$3:C18))/(1 +B19/2)	=C19^(-1/A19)-1	=E18	=D19+E19
20	9	9 Year Rate	=(1-B20/2*SUM(C$3:C19))/(1 +B20/2)	=C20^(-1/A20)-1	=E19	=D20+E20
21	=AVERAGE(A20,A22)	=AVERAGE(B20,B22)	=(1-B21/2*SUM(C$3:C20))/(1 +B21/2)	=C21^(-1/A21)-1	=E20	=D21+E21
22	10	10 Year Rate	=(1-B22/2*SUM(C$3:C21))/(1 +B22/2)	=C22^(-1/A22)-1	=E21	=D22+E22
23

EXHIBIT C

TO FIRST AMENDMENT

Exhibit D

Form of Monthly Accounting (Coinsurance)

Amounts due to FKLA (reinsurer):

Premiums received Net policy loan activity

Amounts due to KILICO (reinsured):

Benefits paid
Commissions paid
Ceding Commission (Post-Closing Policies)
Premium taxes paid
Guarantee fund assessments paid

Net amount due to/(from) FKLA

Form of Monthly Accounting (Modified Coinsurance)

Amounts due to FKLA (reinsurer):

Separate account fees received (Line 8.1) (Less MVA Gain/(Loss) BOLI fees received (Line 8.1)

Investment spread

Amounts due to KILICO (reinsured):

Benefits paid (Less MVA adjustments and related accounts)

Ceding Commission (Post-Closing Policies)

Net amount due to/(from) FKLA

Premiums and benefits (various lines) net to zero when compared to premiums and benefits transferred to the separate account (Line 26).